PRICING SUPPLEMENT NO.  58 DATED                         Filed Pursuant to
FEBRUARY 26, 1998 TO PROSPECTUS DATED                    Rule 424(b)(5)
SEPTEMBER 17, 1997, AS SUPPLEMENTED BY                   File No. 333-34087
PROSPECTUS SUPPLEMENTS DATED
OCTOBER 1, 1997
                            CMS ENERGY CORPORATION

      General Term Notes (servicemark of J.W. Korth & Company), Series D
                  Due 9 Months to 25 Years from date of issue

       Pursuant to the terms of a Distribution Agreement as supplemented by certain letter agreements, the Company has appointed the Agents referred to below as agents through which General Term Notes (servicemark of J.W. Korth & Company) (the "Notes") may be offered by the Company on a continuous basis. Additional Agents may be designated under the Distribution Agreement from time to time. Except as set forth herein, the Notes offered hereby have such terms as are described in the accompanying Prospectus dated September 17, 1997, as supplemented by the Prospectus Supplements dated October 1, 1997.


Aggregate Principal Amount:               $  597,000.00
Original Issue Date (Settlement Date)     March 3, 1998
Stated Maturity Date:                     February 15, 2001
Issue Price to Public:                    100.00% of Principal Amount
Interest Rate:                            6.125% Per Annum
Interest Payment Dates:                   April 15 and monthly thereafter
                                          Commencing April 15, 1998
Survivor's Option:                        [ X ] Yes    [    ] No
Optional Redemption:                      [    ] Yes   [ X ] No

           Agent                          Principal Amount of Notes
                                            Solicited by Each Agent

Prudential Securities Incorporated        $  238,000.00
First of Michigan Corporation             $   36,000.00
Roney & Co.                               $   35,000.00
J. W. Korth & Company                     $  288,000.00
           Total                          $  597,000.00

                                           Per Note
                                          Sold by Agents
                                           To Public             Total

Issue Price:                              $    1,000.00     $  597,000.00
Agent's Discount or Commission:           $        5.00     $    2,985.00
Maximum Dealer's Discount or
  Selling Concession:                     $        8.50     $    5,074.50
Proceeds to the Company:                  $      986.50     $  588,940.50

CUSIP Number:   12589QWN2